Global Crossing Announces

Fourth Quarter and Full Year 2006 Results

  Global Crossing generated $18 million of cash for the fourth quarter.
  Gross margin points to solid growth trend for 2007, following 200 basis point improvement from 2005.
  Orders for "invest and grow" segment reached all-time high, while IP traffic grew 192 percent in 2006.

FOR IMMEDIATE RELEASE: THURSDAY, MARCH 15, 2007

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC) today reported its consolidated financial and operational results for the fourth quarter and full year 2006.

"In 2006, we made great improvements in every aspect of our business," said John Legere, Global Crossing's chief executive officer. "We delivered on two key financial goals - by having generated positive adjusted EBITDA in the third and fourth quarters and positive cash in the fourth quarter-- in addition to completing the acquisition of Fibernet, announcing the pending acquisition of Impsat, and driving significant growth in our core business segment, which resulted in improved profitability. The fundamentals of our business are the best they have ever been in Global Crossing's history."

Financial and Operational Highlights

Global Crossing exited 2006 on track for significant growth across all of its key business performance and operational metrics in 2007 and beyond. The company generated positive quarterly adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (as defined below) beginning in June of 2006 and positive cash in the fourth quarter. Full year consolidated revenue was $1,871 million, with the highest percentage to date -- 67 percent of revenue -- generated by the company's core "invest and grow" segment that focuses on serving global enterprises, carrier data and indirect channel customers. "Invest and grow" revenue increased 15 percent year over year. Adjusted gross margin (as defined below) for 2006 was $751 million or 40 percent of revenue, an improvement of 200 basis points year over year. Adjusted EBITDA loss was $49 million, an improvement of 59 percent year over year. Adjusted EBITDA excluding non-cash stock compensation was a loss of $25 million for the year, a 61 percent year-over-year improvement. Cash use was $144 million, a 29 percent improvement year over year when excluding the proceeds from sales of the Trader Voice and Small Business Group assets in 2005 and the costs related to the acquisitions and financings in 2006. Including all activities in 2006, the company's cash balance increased from $224 million at December 31, 2005 to $459 million at December 31, 2006.

As consolidation in the telecommunications industry accelerated during the year, Global Crossing reached agreements to acquire two regional telecommunication services providers with IP solutions based in the UK and Latin America, businesses that complement the company's core "invest and grow" segment. In October, Global Crossing acquired Fibernet, a UK-based provider of bespoke solutions to large enterprises and carriers, and it announced the planned acquisition of Impsat, a provider of private telecommunications, Internet and information technology services to corporate and government clients in Latin America. Fibernet and Impsat will provide deeper network coverage in the UK and Latin America, bringing Global Crossing closer to customers' sites and lowering access costs in key regions. They will also enhance Global Crossing's products in these regions. The acquisition of Impsat is expected to close in the spring.

Global Crossing closed several financings recently. In May of 2006, the company raised $384 million in gross proceeds from a concurrent offering of common stock and convertible notes. In December of 2006, the company's UK subsidiary (GCUK) issued additional 11.75 percent bonds, raising L57 million (including a L5 million premium) in gross proceeds to fund the Fibernet acquisition. The additional bonds were priced at 109.25 percent of par value for a yield to worst of approximately 9.70 percent. In February of 2007, Global Crossing issued an additional $225 million in senior unsecured notes to fund the acquisition of Impsat with the proceeds being held in escrow pending the closing of the Impsat acquisition. The Impsat notes have a coupon of 9.875 percent and a 10-year maturity.

During the fourth quarter of 2006, the company expanded its network footprint to address growing demand for IP services through the significant expansion of IP access points and opening of a new point of presence in Helsinki. It also boosted its service portfolio with additions including Ready-Access® Video, and the momentum is continuing in 2007 with new VoIP access options for collaboration services, the launch of VoIP Outbound in Mexico and the addition of Network Integrity to Global Crossing's IP VPN Service.

The company continued to win customers for its advanced IP services, as exemplified by a 29-site IP VPN win from engineering and architectural firm Carter & Burgess. IP traffic on Global Crossing's IP backbone -- including converged IP services like VoIP, IP VPN and IP video -- increased 192 percent in 2006, outpacing the industry, and IP VPN traffic grew by 143 percent. Collaboration traffic growth was triple the rate of industry growth according to conferencing analyst firm TeleSpan.

2007 Business Priorities

In addition to providing guidance for 2007, management today announced three top priorities for the year - driving financial performance, integrating acquisitions and improving the customer experience.

The company's financial goals for 2007 will be driven by continued expansion of adjusted gross margin in its "invest and grow" segment through continued growth in the business outside of GCUK and resumed growth of GCUK, including a successful integration of Fibernet; a successful integration of Impsat, once it is closed; and controlling costs. The trend for adjusted gross margin exiting the fourth quarter of 2006 at 44 percent of revenue serves as an important baseline for 2007 financial performance. Another important trend was reflected in order volume, which reached an all-time high of $3.5 million in November.

Successful integration of Fibernet and (after closing) Impsat will supplement Global Crossing's organic growth. As the company executes detailed integration plans, dedicated project teams will ensure smooth transitions for employees and customers. These teams, along with senior management, are tasked with securing the cost savings anticipated from each of the transactions and generating potential revenue synergies.

The most recent results of the company's third-party survey on customer satisfaction noted that 98 percent of participants were satisfied with Global Crossing as their provider and 70 percent were very satisfied. The company intends to build upon these results through efforts of dedicated teams around the globe tasked with improving the systems and processes supporting customers. As the requirements of enterprise customers continue to grow more complex, Global Crossing's customer experience efforts will address their needs and ensure superior service and support around the globe.

Revenue and Margin
Since the second half of 2004, Global Crossing has focused its strategy and resources on serving the "invest and grow" segment in which its differentiation provides a competitive advantage. As a result, the company has successfully shifted its revenue and product mixes and generated greater gross margin per dollar of revenue.

For 2006, the "invest and grow" segment generated $1,249 million in revenue, representing 67 percent of the company's consolidated revenue. This was an increase of 15 percent over 2005 "invest and grow" revenue of $1,085 million, which represented 55 percent of the company's consolidated revenue. Importantly, "invest and grow" revenue outside of GCUK grew by 22 percent year over year from $662 million in 2005 to $807 million in 2006. GCUK's "invest and grow" revenue grew to $442 million in 2006, compared with $423 million in 2005, with Fibernet accounting for $18 million of this increase (net of eliminations). In addition, Fibernet's German subsidiary accounted for $2 million of "invest and grow" revenue that is not included in GCUK's results. Total adjusted gross margin in the "invest and grow" segment was 54 percent of revenue in 2006, the same percentage as in 2005 and showing that revenue grew without sacrificing margin. Adjusted gross margin dollars for the "invest and grow" segment increased by 14 percent year over year, from $589 million in 2005 to $673 million in 2006.

In the fourth quarter of 2006, the "invest and grow" segment accounted for 72 percent of the company's consolidated revenue. Revenue for this segment grew to $351 million in the fourth quarter, representing growth of 12 percent sequentially and 30 percent compared with the fourth quarter of 2005. "Invest and grow" adjusted gross margin was 56 percent of revenue in the fourth quarter of 2006, compared with 55 percent in the third quarter and 55 percent in the fourth quarter of 2005. Adjusted gross margin dollars for this segment were $196 million for the fourth quarter, an improvement of 14 percent sequentially and 32 percent compared with the fourth quarter of 2005.

As the "invest and grow" segment comprises an increasing percentage of the company's consolidated revenue, Global Crossing has strategically reduced emphasis on its wholesale voice segment. While revenue from this segment has decreased as anticipated, measures adopted to manage the business have become more effective. For 2006, wholesale voice revenue was $614 million, a planned decline of 21 percent from 2005 wholesale voice revenue of $777 million. Adjusted gross margin for wholesale voice was $71 million for the year, compared to $104 million in 2005. For the fourth quarter of 2006, wholesale voice revenue and adjusted gross margin were $135 million and $16 million, respectively. These figures compare to revenue of $172 million and adjusted gross margin of $22 million in the fourth quarter of 2005. The company will continue to manage the wholesale voice segment for carriers who are planning on a network migration from TDM to a VoIP environment. This business also helps subsidize the costs associated with providing a suite of full services offerings, including voice, to enterprises in the "invest and grow" segment.

"Global Crossing reached a critical inflection point in 2006, with consolidated revenue returning to quarterly growth through focus on our 'invest and grow' segment. 'Invest and grow' revenue increases outpaced our planned reduction in wholesale voice revenue, enabling us to reach this important milestone," affirmed Mr. Legere. "By delivering differentiated network solutions to enterprises and carrier data clients and providing them with superior global customer support, our future will continue to shine, and our 'invest and grow' segment will yield greater margin expansion."

The company's consolidated revenue and adjusted gross margin for 2006 were $1,871 million and $751 million, respectively. These results compare to $1,968 million in total revenue and $752 million in adjusted gross margin in 2005. Adjusted gross margin as a percentage of revenue grew to 40 percent in 2006 from 38 percent in 2005.

The fourth quarter represented Global Crossing's third consecutive quarter of consolidated revenue growth. Consolidated revenue grew by 5 percent sequentially to $488 million from $466 million in the third quarter of 2006 and by 6 percent from $462 million in the fourth quarter in 2005. Adjusted gross margin for the consolidated business was $214 million or 44 percent of revenue in the fourth quarter, compared with $191 million or 41 percent of revenue in the third quarter and $183 million or 40 percent of revenue in the fourth quarter of 2005.

Cost of revenue -- which includes cost of access; technical real estate, network and operations; third party maintenance and cost of equipment sales -- was $1,578 million in 2006, a 6 percent year-over-year improvement compared with $1,676 million in 2005. This improvement was attributable to savings in cost of access and lower volumes associated with the wholesale voice segment, and lower stock and incentive compensation, partially offset by increases associated with Fibernet, costs for equipment sales and real estate. In the fourth quarter, cost of revenue was $403 million, compared with $381 million in the third quarter of 2006 and $394 million in the fourth quarter of 2005. The sequential increase in cost of revenue in the fourth quarter was primarily caused by an increase of cost of equipment sales at GCUK and consolidation of Fibernet into the company's operations commencing October 11, 2006. Sales, general and administrative (SG&A) expenses were down 17 percent year over year to $342 million for 2006, compared with $412 million in 2005. The year-over-year improvements were attributable to reduced stock and incentive compensation and lower restructuring expense. SG&A expenses for the fourth quarter of 2006 were $79 million, compared with $78 million in the third quarter of 2006 and $100 million in the fourth quarter of 2005.

Earnings
Improvements in cost structure plus increased revenue and associated margin from Global Crossing's "invest and grow" business segment culminated in the first quarter of positive adjusted EBITDA in company history during the third quarter of 2006; this continued in the fourth quarter. Year-over-year improvements in adjusted EBITDA (as defined in the tables that follow) were significant. For the full year of 2006, the company reported an adjusted EBITDA loss of $49 million, a 59 percent improvement from 2005 when the company reported an adjusted EBITDA loss of $120 million. In the fourth quarter, adjusted EBITDA was $6 million; a 119 percent year-over-year improvement from the $32 million adjusted EBITDA loss in the fourth quarter of 2005 and relatively flat from the third quarter of 2006. In the fourth quarter the company incurred several one time or out-of-period charges, which negatively impacted the quarter's adjusted EBITDA results. These included a one-time stock compensation true up for vested options from December of 2003, and a charge relating to network maintenance on the company's Irish network ring due to a fiber cut.

Adjusted EBITDA less non-cash stock compensation expense was a loss of $25 million for the year compared to a loss of $64 million in 2005. For the fourth quarter, the company generated $12 million of adjusted EBITDA less non-cash stock compensation expense, a 100 percent increase over the third quarter, when it was $6 million, and a 180 percent improvement over the fourth quarter of 2005, when adjusted EBITDA less non-cash stock compensation was a loss of $15 million.

Consolidated loss applicable to common shareholders in 2006 was $327 million, compared to a loss of $358 million in 2005. For the fourth quarter of 2006, consolidated loss was $90 million, compared to a loss of $51 million in the third quarter of 2006 and a loss of $80 million in the fourth quarter of 2005. The sequential increase in the loss was attributable to a $38 million non-cash increase in provision for income taxes.

Capital Structure

In the fourth quarter of 2006, Global Crossing generated $18 million cash, not including the impact of financings described above or the purchase of Fibernet. As of December 31, 2006, unrestricted cash and cash equivalents were $459 million and restricted cash was $6 million. During the fourth quarter, Global Crossing used $29 million of cash for capital expenditures and capital leases (cash capex), used $24 million for bond interest payments, and received $35 million from proceeds of sales of indefeasible rights of use (IRUs). After eliminating the proceeds from all financings as well as costs associated with financings and acquisitions in 2006, cash use for the year totaled $144 million, a 29 percent improvement from 2005 excluding the proceeds from the sales of the Small Business Group and Trader Voice assets during the 2005 period. The 2006 cash use reflected $120 million of cash used for cash capex, $47 million used for bond interest payments and $68 million of cash proceeds from sales of IRUs.

At December 31, 2006, the company had $1,086 million of indebtedness outstanding, including the current portion of long term and short term debt, mandatorily convertible notes and capital leases. The company's fully diluted share count as of March 1, 2007 was 78,846,389 -- comprised of 36,692,804 total common shares outstanding, 18,000,000 preferred shares outstanding, 21,018,147 common shares underlying all convertibles (current) and 3,135,438 total outstanding stock options and unvested restricted stock units.

2007 Guidance

Global Crossing's 2007 guidance for the consolidated business includes Fibernet and assumes that its proposed acquisition of Impsat closes on April 1, 2007. The company will update guidance for the impact of any significant delay in the Impsat transaction.

The company expects its financial performance to continue to improve in 2007 through increasing gross margin generated from its "invest and grow" segment and the successful integration of its acquisitions, while maintaining operating costs. Cash guidance for 2007 includes increased expense for capital investments and interest on indebtedness, as well as proceeds from the sale of IRUs. It does not include cash used in the connection with the purchase of Impsat. Below is a summary of specific financial guidance provided by Global Crossing for 2007:
Metric ($ in millions)	2007 Guidance (2)
Revenue	$2,170 - $2,245
Invest and grow revenue	$1,710 - $1,755
Wholesale voice revenue	$460 - $490
Adjusted gross margin percentage	50%
Invest and grow adjusted gross margin percentage	60%
Wholesale voice adjusted gross margin percentage	12%
Adjusted EBITDA less non-cash stock compensation	$200 - $225
Cash use (1)	($35) - $0

Note:

(1) Cash use for 2007 does not include the cash use anticipated for the purchase of Impsat in 2007.

(2) Guidance assumes that the proposed acquisition of Impsat closes on April 1, 2007.

2006 Guidance

Below is a summary of the company's actual results in 2006 compared to guidance provided on March 16, 2006.
Metric ($ in millions)	2006 Guidance	2006 Results As Reported
Revenue	$1,800 - $1,900	$1,871
Invest and grow revenue	$1,190 - $1,245	$1,249
Wholesale voice revenue	$605 - $650	$614
Harvest/exit revenue	$5	$8
Adjusted gross margin percentage	41% - 43%	40%
Invest and grow AGM%	56% - 58%	54%
Wholesale voice AGM%	12% - 14%	12%
Adjusted EBITDA	($20) - $5	($49)
Adjusted EBITDA less non-cash stock compensation	$10 - $40	($25)
Cash use (1)	($140 - $100)	($144)

Note:

(1) Cash use excludes impact of financings in May and December of 2006.

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G, the attached schedules include definitions of Global Crossing's adjusted EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Crossing Limited that is not a subsidiary of GCUK, took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into the Company's results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet's UK operations. The results presented in this press release are pro forma results presented on the basis that GCUK had acquired Fibernet's UK operations on October 11, 2006.

Conference Call
The company will hold a conference call on Thursday, March 15, 2007 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed at +1 212 231 6005 or +44 (0) 870 001 3133. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Thursday, March 15, 2007 beginning at 11:00 a.m. EDT and will be accessible until Thursday, March 22, 2007 at 11:00 a.m. EDT. The replay may be accessed by dialing +1 402 977 9140 or +1 800 633 8284 and entering reservation 21332239. Callers in the UK can dial +44 (0) 870 000 3081 or +44 (0) 800 692 0831 and enter reservation number 21332239.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world's first integrated global IP-based network. Its core network connects more than 300 cities in 29 countries worldwide, and delivers services to more than 600 cities in 60 countries and 6 continents around the globe. The company's global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world's enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive.  The company offers a full range of data, voice and security products, to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.  Its Professional Services and Managed Solutions provide VoIP, security and network consulting and management services to support its Global Crossing IP VPN service and Global Crossing VoIP services.  Global Crossing was the first -- and remains the only -- global communications provider with IPv6 natively deployed in its network.

Please visit www.globalcrossing.com or blogs.globalcrossing.com/ for more information about Global Crossing.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: The possibility that the proposed acquisition of Impsat is not completed due to the failure of a closing condition or the making of a superior offer by another bidder; failure to achieve expected synergies or operating results resulting from the acquisition of Fibernet or Impsat; Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; the company's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company's and Impsat's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Tisha Kresler

+ 1 973 937 0146

PR@globalcrossing.com

Kendra Langlie

Latin America

+ 1 305 808 5912

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 1256 732 866

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800 836 0342

glbc@globalcrossing.com

IR/PR1

6 PAGES OF FINANCIAL INFORMATION TO FOLLOW
Global Crossing Limited and Subsidiaries						Table 1
Unaudited Pro Forma Summary of Consolidated Revenues, Cost of Access, and Adjusted Gross Margin
($ in millions)

	Quarter Ended December 31, 2006			Quarter Ended December 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Revenues:
Enterprise, carrier data and indirect channels	$ 133	$ 218	$ 351	$ 100	$ 169	$ 269
Wholesale voice	2	133	135	1	171	172
Consumer voice, small business group and trader voice	-	2	2	-	21	21
Consolidated revenues	$ 135	$ 353	$ 488	$ 101	$ 361	$ 462

Cost of access:
Enterprise, carrier data and indirect channels	$ (38)	$ (117)	$ (155)	$ (28)	$ (92)	$ (120)
Wholesale voice	(2)	(117)	(119)	(1)	(149)	(150)
Consumer voice, small business group and trader voice	-	-	-	-	(9)	(9)
Consolidated cost of access	$ (40)	$ (234)	$ (274)	$ (29)	$ (250)	$ (279)

Adjusted Gross Margin:
Enterprise, carrier data and indirect channels	$ 95	$ 101	$ 196	$ 72	$ 77	$ 149
Wholesale voice	-	16	16	-	22	22
Consumer voice, small business group and trader voice	-	2	2	-	12	12
Consolidated adjusted gross margin	$ 95	$ 119	$ 214	$ 72	$ 111	$ 183

	Year Ended December 31, 2006			Year Ended December 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Revenues:
Enterprise, carrier data and indirect channels	$ 442	$ 807	$ 1,249	$ 423	$ 662	$ 1,085
Wholesale voice	8	606	614	3	774	777
Consumer voice, small business group and trader voice	-	8	8	-	106	106
Consolidated revenues	$ 450	$ 1,421	$ 1,871	$ 426	$ 1,542	$ 1,968

Cost of Access:
Enterprise, carrier data and indirect channels	$ (131)	$ (445)	$ (576)	$ (124)	$ (372)	$ (496)
Wholesale voice	(8)	(535)	(543)	(3)	(670)	(673)
Consumer voice, small business group and trader voice	-	(1)	(1)	-	(47)	(47)
Consolidated cost of access	$ (139)	$ (981)	$ (1,120)	$ (127)	$ (1,089)	$ (1,216)

Adjusted Gross Margin:
Enterprise, carrier data and indirect channels	$ 311	$ 362	$ 673	$ 299	$ 290	$ 589
Wholesale voice	-	71	71	-	104	104
Consumer voice, small business group and trader voice	-	7	7	-	59	59
Consolidated Adjusted Gross Margin	$ 311	$ 440	$ 751	$ 299	$ 453	$ 752

Pro Forma Explanatory Note:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Grossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into Global Crossing's results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet's UK operations. These unaudited pro forma tables have been prepared on the basis that GCUK had acquired Fibernet UK operations on October 11, 2006.

1Rest of World (ROW) represents operations of Global Crossing Limited excluding GCUK.

Global Crossing Limited and Subsidiaries						Table 2
Unaudited Pro Forma Consolidated Statements of Operations
($ in millions)

	Quarter Ended December 31, 2006			Quarter Ended December 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

REVENUES	$ 135	$ 353	$ 488	$ 101	$ 361	$ 462

Cost of revenue
Cost of access	(40)	(234)	(274)	(29)	(250)	(279)
Real estate, network and operations	(24)	(60)	(84)	(10)	(68)	(78)
Third party maintenance	(8)	(15)	(23)	(7)	(15)	(22)
Cost of equipment sales	(19)	(3)	(22)	(12)	(3)	(15)
Total cost of revenue	(91)	(312)	(403)	(58)	(336)	(394)

Selling, general and administrative	(18)	(61)	(79)	(12)	(88)	(100)
Depreciation and amortization	(18)	(31)	(49)	(6)	(30)	(36)

OPERATING INCOME (LOSS)	8	(51)	(43)	25	(93)	(68)
OTHER INCOME (EXPENSE)
Interest expense, net	(15)	(10)	(25)	(11)	(10)	(21)
Other income (expense), net	24	(9)	15	(6)	20	14
INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	17	(70)	(53)	8	(83)	(75)
Net gain on preconfirmation contingencies	-	3	3	-	15	15
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	17	(67)	(50)	8	(68)	(60)
Provision for income taxes	(22)	(18)	(40)	(4)	(15)	(19)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(5)	(85)	(90)	4	(83)	(79)
Discontinued operations, net of income tax	-	-	-	-	-	-
NET INCOME (LOSS)	(5)	(85)	(90)	4	(83)	(79)
Preferred stock dividends	-	-	-	-	(1)	(1)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ (5)	$ (85)	$ (90)	$ 4	$ (84)	$ (80)

	Year Ended December 31, 2006			Year Ended December 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

REVENUES	$ 450	$ 1,421	$ 1,871	$ 426	$ 1,542	$ 1,968

Cost of revenue
Cost of access	(139)	(981)	(1,120)	(127)	(1,089)	(1,216)
Real estate, network and operations	(77)	(226)	(303)	(58)	(251)	(309)
Third party maintenance	(31)	(59)	(90)	(32)	(64)	(96)
Cost of equipment sales	(50)	(15)	(65)	(45)	(10)	(55)
Total cost of revenue	(297)	(1,281)	(1,578)	(262)	(1,414)	(1,676)

Selling, general and administrative	(61)	(281)	(342)	(55)	(357)	(412)
Depreciation and amortization	(50)	(113)	(163)	(36)	(106)	(142)

OPERATING INCOME (LOSS)	42	(254)	(212)	73	(335)	(262)
OTHER INCOME (EXPENSE)
Interest expense, net	(48)	(41)	(89)	(50)	(36)	(86)
Other income (expense), net	41	(29)	12	(17)	29	12
INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	35	(324)	(289)	6	(342)	(336)
Net gain on preconfirmation contingencies	-	32	32	-	36	36
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	35	(292)	(257)	6	(306)	(300)
Provision for income taxes	(23)	(44)	(67)	(9)	(54)	(63)
INCOME (LOSS) FROM CONTINUING OPERATIONS	12	(336)	(324)	(3)	(360)	(363)
Discontinued operations, net of income tax	-	-	-	-	9	9
NET INCOME (LOSS)	12	(336)	(324)	(3)	(351)	(354)
Preferred stock dividends	-	(3)	(3)	-	(4)	(4)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ 12	$ (339)	$ (327)	$ (3)	$ (355)	$ (358)

Pro Forma Explanatory Note:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Grossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into Global Crossing's results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet's UK operations. These unaudited pro forma tables have been prepared on the basis that GCUK had acquired Fibernet UK operations on October 11, 2006.

1Rest of World (ROW) represents operations of Global Crossing Limited excluding GCUK.

Global Crossing Limited and Subsidiaries		Table 3
Consolidated Balance Sheets
($ in millions)
	December 31,
	2006	2005

ASSETS:
Current assets:
Cash and cash equivalents	$ 459	$ 224
Restricted cash and cash equivalents	3	5
Accounts receivable, net of allowances of $43 and $49	251	225
Prepaid costs and other current assets	84	94

Total current assets	797	548

Property and equipment, net of accumulated depreciation of $407 and $242	1,132	963
Intangible assets, net (including goodwill of $2 and $0)	26	-
Other assets	89	79

Total assets	$ 2,044	$ 1,590

LIABILITIES:
Current liabilities:
Short-term debt	$ 6	$ -
Accounts payable	283	197
Accrued cost of access	107	134
Current portion of long-term debt	6	26
Accrued restructuring costs - current portion	30	31
Deferred revenue - current portion	128	89
Other current liabilities	336	323

Total current liabilities	896	800

Debt with controlling shareholder	275	262
Long-term debt	661	361
Obligations under capital leases	106	62
Deferred revenue	163	115
Accrued restructuring costs	61	89
Other deferred liabilities	77	74

Total liabilities	$2,239	$1,763

SHAREHOLDERS' DEFICIT:
Common stock, 85,000,000 and 55,000,000 shares authorized, $.01 par value,
36,609,236 and 22,586,703 shares issued and outstanding as of
December 31, 2006 and 2005, respectively	-	-
Preferred stock, 45,000,000 shares authorized, $.10 par value,
18,000,000 shares issued to controlling shareholder and outstanding as of
December 31, 2006 and 2005	2	2
Additional paid-in capital	857	534
Accumulated other comprehensive loss	(29)	(8)
Accumulated deficit	(1,025)	(701)

Total shareholders' deficit	(195)	(173)

Total liabilities and shareholders' deficit	$ 2,044	$ 1,590

Global Crossing Limited and Subsidiaries		Table 4
Consolidated Statement of Cash Flows
($ in millions)

	Year Ended December 31,
	2006	2005
Cash flows provided by (used in) operating activities:
Net loss	$ (324)	$ (354)
income from discontinued operations	-	(9)
Loss on sale of property and equipment	2	-
Gain on sale of marketable securities	(1)	(2)
Gain on sale of assets	-	(28)
Non-cash income tax provision	45	56
Deferred income tax	21	-
Non-cash stock compensation expense	24	56
Gain on settlement of contract due to Fibernet acquisition	(16)	-
Depreciation and amortization	163	142
Provision for doubtful accounts	3	6
Amortization of prior period IRUs	(7)	(4)
Deferred reorganization costs	(3)	(17)
Gain on preconfirmation contingencies	(32)	(36)
Changes in operating working capital	35	63
Other	27	5

Net cash used in operating activities	(63)	(122)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(99)	(70)
Purchases of marketable securities	(20)	-
Fibernet acquisition, net of cash required	(79)	-
Proceeds from sale of property and equipment	-	1
Proceeds from sale of discontinued operations	-	5
Proceeds from sale of marketable securities	4	5
Proceeds from sale of assets	-	63
Proceeds from sale of equity interest in holding companies	19	-
Change in restricted cash and cash equivalents	18	(8)

Net cash used in investing activities	(157)	(4)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	255	-
Proceeds from issuance of common stock	240	-
Repayment of capital lease obligations	(19)	(13)
Proceeds from short-term debt	6	-
Repayment of current portion of long-term debt	(8)	(2)
Finance costs incurred	(24)	(2)
Proceeds from exercise of stock options	5	2

Net cash provided by (used in) financing activities	455	(15)

Net increase (decrease) in cash and cash equivalents	235	(141)

Cash and cash equivalents, beginning of period	224	365

Cash and cash equivalents, end of period	$ 459	$ 224

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Adjusted EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure.  Global Crossing's calculation of its Adjusted EBITDA measure may not be consistent with EBITDA measures of other companies.  Management believes that Adjusted EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications.  Adjusted EBITDA is an important aspect of the company's internal reporting and is also used by the investment community in assessing financial performance.  This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.  As some investors hold separate securities in the form of senior notes issued by Global Crossing (UK) Finance Plc, the company has provided the following information on Adjusted EBITDA contribution from the GCUK subsidiary.

Global Crossing Limited						Table 5
Unaudited Pro Forma Reconciliation of Adjusted EBITDA to Net Loss
($ in millions)

	Quarter Ended December 31, 2006			Quarter Ended December 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted EBITDA	$ 26	$ (20)	$ 6	$ 31	$ (63)	$ (32)
Depreciation and amortization	(18)	(31)	(49)	(6)	(30)	(36)
Interest (expense), net	(15)	(10)	(25)	(11)	(10)	(21)
Other income (expense), net	24	(9)	15	(6)	20	14
Gain on pre-confirmation contingencies	-	3	3	-	15	15
Income tax provision	(22)	(18)	(40)	(4)	(15)	(19)
Discontinued operations, net of income tax	-	-	-	-	-	-
Preferred stock dividends	-	-	-	-	(1)	(1)

Net income (loss) applicable to common shareholders	$ (5)	$ (85)	$ (90)	$ 4	$ (84)	$ (80)

	Year Ended December 31, 2006			Year Ended December 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted EBITDA	$ 92	$ (141)	$ (49)	$ 109	$ (229)	$ (120)
Depreciation and amortization	(50)	(113)	(163)	(36)	(106)	(142)
Interest (expense), net	(48)	(41)	(89)	(50)	(36)	(86)
Other income (expense), net	41	(29)	12	(17)	29	12
Gain on pre-confirmation contingencies	-	32	32	-	36	36
Income tax provision	(23)	(44)	(67)	(9)	(54)	(63)
Discontinued operations, net of income tax	-	-	-	-	9	9
Preferred stock dividends	-	(3)	(3)	-	(4)	(4)

Net income (loss) applicable to common shareholders	$ 12	$ (339)	$ (327)	$ (3)	$ (355)	$ (358)

Pro Forma Explanatory Note:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Grossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into Global Crossing's results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet's UK operations. These unaudited pro forma tables have been prepared on the basis that GCUK had acquired Fibernet UK operations on October 11, 2006.

1Rest of World (ROW) represents operations of Global Crossing Limited excluding GCUK.

Definitions:

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, other income/(expense), gain on pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends for the consolidated business of Global Crossing.

Global Crossing Limited and Subsidiaries						Table 6
Unaudited Pro Forma Reconciliation of Adjusted Gross Margin to Gross Margin
($ in millions)

	Quarter Ended December 31, 2006			Quarter Ended December 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted gross margin	$ 95	$ 119	$ 214	$ 72	$ 111	$ 183
Real estate, network and operations	(24)	(60)	(84)	(10)	(68)	(78)
Third party maintenance	(8)	(15)	(23)	(7)	(15)	(22)
Cost of equipment sales	(19)	(3)	(22)	(12)	(3)	(15)

Gross margin	$ 44	$ 41	$ 85	$ 43	$ 25	$ 68

	Year Ended December 31, 2006			Year Ended December 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted gross margin	$ 311	$ 440	$ 751	$ 299	$ 453	$ 752
Real estate, network and operations	(77)	(226)	(303)	(58)	(251)	(309)
Third party maintenance	(31)	(59)	(90)	(32)	(64)	(96)
Cost of equipment sales	(50)	(15)	(65)	(45)	(10)	(55)

Gross margin	$ 153	$ 140	$ 293	$ 164	$ 128	$ 292

Pro Forma Explanatory Note:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Grossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into Global Crossing's results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet's UK operations. These unaudited pro forma tables have been prepared on the basis that GCUK had acquired Fibernet UK operations on October 11, 2006.

Definition:
Adjusted gross margin is revenue minus cost of access.

1Rest of World (ROW) represents operations of Global Crossing Limited excluding GCUK.